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                                                                 Exhibit 11.01

                          PREMISYS COMMUNICATIONS, INC.
                COMPUTATION OF NET INCOME PER SHARE - (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                    Three Months Ended September 30,
                                                    ---------------------------------
                                                          1995             1996
                                                          ----             ----
 Weighted average shares outstanding:
  Common Stock                                           23,462           24,432
  Common stock equivalents related to options
   using the treasury stock method                        2,830            2,047
                                                      ---------         --------
  Weighted-average common shares and equivalents         26,292           26,479
                                                      ---------         --------
                                                      ---------         --------
  Net income                                           $  3,306         $  5,723
                                                      ---------         --------
                                                      ---------         --------
  Net income per share                                 $   0.13         $   0.22
                                                      ---------         --------
                                                      ---------         --------

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